Exhibit 10.12

EXECUTIVE EMPLOYMENT AND RESTRICTIVE COVENANT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AND RESTRICTIVE COVENANT AGREEMENT (this “Agreement”) is made and entered into as of January 3, 2023 by and among Alvarium Tiedemann Holdings, Inc. (“Holdings”), Tiedemann Advisors, LLC (“TA” and together with Holdings, the “Company”), and Kevin Moran (“Executive”), and will be effective as of the Closing Date (as defined in BCA (as further defined below)) (the “Effective Date”). Notwithstanding anything to the contrary herein, if the Transactions (as defined below) are not consummated for any or no reason, such that the Transactions do not close, this Agreement shall be null and void ab initio.

WITNESSETH:

WHEREAS, Cartesian Growth Corporation, Rook MS LLC, Alvarium Tiedemann Capital, LLC, Tiedemann Wealth Management Holdings, LLC, TIG Trinity GP, LLC, TIG Trinity Management, LLC and Alvarium Investments Limited entered into that certain Amended & Restated Business Combination Agreement, dated as of October 25, 2022 (as amended, the “BCA,” and the transactions contemplated by the BCA, the “Transactions”);

WHEREAS, as a condition to the consummation of the Transactions, Executive is required to enter into this Agreement and Exhibit A attached hereto and incorporated herein;

WHEREAS, the Company desires to secure the services of Executive for the benefit of the Company Entities (as defined in Section 15 herein), from and after the Effective Date hereof, by entering into this Agreement;

WHEREAS, Executive desires to provide such services, subject to the terms and conditions set forth in this Agreement; and

WHEREAS, the consummation of the Transactions shall be a condition precedent to the effectiveness of this Agreement and the commencement of Executive’s employment with the Company hereunder.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements contained herein, together with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. Services and Duties. From and after the Effective Date, Executive shall serve Holdings in the capacity of Chief Operating Officer. Executive shall be a full-time employee and officer of the Company and perform such duties as are reasonably required by the Company from time to time and normally associated with Executive’s position, together with such additional duties, commensurate with Executive’s senior position with the Company Entities, as may be assigned to Executive from time to time by the Executive Committee of the officer to whom the Executive reports. Executive shall devote Executive’s full business time, attention and efforts to the performance of Executive’s duties under this Agreement, render such services to the best of Executive’s ability, and use Executive’s reasonable best efforts to promote the interests of the Company Entities. Executive shall not engage in any other business or occupation during the

Employment Term, including, without limitation, any activity that (i) conflicts with the interests of the Company Entities, (ii) interferes with the proper and efficient performance of Executive’s duties for the Company Entities, or (iii) interferes with the exercise of Executive’s judgment in the Company Entities’ best interests. In addition, Executive acknowledges and agrees that Executive has reviewed, understands and shall adhere to and abide by any and all policies and procedures (including without limitation any Employee Handbook, Compliance Manual or Code of Ethics) of the Company and the Company Entities, and all relevant federal, state, local and self-regulatory laws, rules and regulations, as may be in effect from time to time. Notwithstanding the foregoing, nothing herein shall limit or otherwise restrict Executive’s participation in Permitted Activities (as defined in, and subject to, Section 8 of Exhibit A) as may be agreed in writing between the Board and the Executive from time to time.

2. Term of Employment. Executive’s employment hereunder shall be effective as of the Effective Date, and shall continue until terminated pursuant to Section 5. The period during which Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”

3. Compensation.

(a) Base Compensation. In consideration of Executive’s duties under this Agreement, during Executive’s employment, Executive will be paid a base salary at the rate of $375,000 per annum (the “Base Compensation”), payable in accordance with the Company’s regular payroll procedures, but not less frequently than semi-monthly.

(b) Bonus. With respect to each fiscal year during the Employment Term, Executive shall be eligible to receive a bonus (the “Bonus”) under the Company’s annual incentive compensation plan, program and/or arrangements applicable to senior-level executives as established and modified from time to time by the Board or the Compensation Committee of the Board in its sole discretion (the “Bonus Plan”) or, if no Bonus Plan is established, in an amount as determined by the Board or the Compensation Committee of the Board provided, however, that in no event shall the target Bonus in any fiscal year be less than the 50th percentile of annual bonuses, determined based on the Benchmarking Methodology. The “Benchmarking Methodology” means the results of a benchmarking study of executives of similar title and role to Executive at comparable public companies, based on a peer group of executives and companies, with such benchmarking study prepared by an independent third-party consulting firm that is selected by the Compensation Committee after consultation with Executive and engaged at the Company’s expense. The peer group of executives and companies shall be determined by the independent third-party consulting firm, after due consideration of any group of executives and companies that may be proposed for inclusion by Executive and/or the Company. The determination of whether performance criteria have been satisfied shall be made by the Compensation Committee of the Board in the reasonable exercise of its discretion. Any Bonus earned for any fiscal year of the Company shall be paid in the immediately following fiscal year of the Company at such time when bonuses are generally paid to eligible employees of Company Entities, which, as of the Effective Date, is intended to be in February of such year or as soon as practicable thereafter.

(c) Annual Reviews. The Base Compensation will be subject to annual review for increase, but not decrease (other than as a result of an across the board reduction among the management team of the Company Entities), by the Board or the Compensation Committee of the Board.

(d) Equity Incentive Plan. During the Employment Term, Executive shall be eligible to participate in any equity or equity-based compensation plan adopted and maintained by the Company from time to time (if any) for the benefit of select employees of the Company Entities (the “Equity Incentive Plan”). Any awards to be granted to Executive under the Equity Incentive Plan, and the terms and conditions thereof, shall be determined by the Board or the Compensation Committee of the Board, in its sole discretion.

4. Employee Benefits.

(a) Benefit Plans. During the Employment Term, Executive will be eligible to participate in any employee benefit plans offered to employees generally, as well as any employee benefit plans offered to employees at the executive level, subject to and in accordance with the terms and conditions of the applicable plan documents (including any eligibility requirements and limitations contained in such plans) as may be in effect from time to time and all applicable laws. Nothing in this Section 4, however, shall require the Company to maintain any employee benefit plan or provide any type or level of benefits to its employees, including Executive, and the Company may modify or terminate any employee benefit plan at any time.

(b) Paid Time Off. During the Employment Term, Executive will be entitled to paid time off (“PTO”) each year, to be used in accordance with the applicable Company policies as in effect from time to time.

(c) Reimbursement of Expenses. During the Employment Term, the Company shall reimburse Executive for any expenses reasonably incurred by Executive in furtherance of Executive’s duties hereunder, in accordance with the applicable Company policies as in effect from time to time.

5. Termination. Subject to the terms of this Section 5, Executive’s employment and the Employment Term shall terminate upon the earliest to occur of the following (the applicable date of Executive’s termination of employment, the “Termination Date”): (a) the date of Executive’s death; (b) a termination of Executive’s employment by the Company due to Executive’s Disability, effective on the date on which a written notice to such effect is delivered to Executive; (c) Executive’s resignation without Good Reason subject to the Notice Period in Section 3 of Exhibit A; (d) a termination of Executive’s employment by the Company for Cause, effective on the date on which a written notice to such effect is delivered to Executive or at the conclusion of any applicable cure period; (e) a termination of Executive’s employment by the Company without Cause, effective on the thirtieth (30th) day after written notice to such effect is delivered to Executive; provided, however, that the Company may reduce such notice period by paying Executive a prorated portion of his or her Base Compensation for the period of the reduction; or (f) the resignation of Executive for Good Reason by written notice, effective following the thirty (30) day cure period. For the avoidance of doubt, a termination of employment due to death or Disability shall not be considered to be a termination by the Company without Cause.

6. Consequences of Termination.

(a) Payments and Benefits Due Upon Termination. In the event that Executive’s employment ends for any reason, Executive shall be entitled to the following (with the amounts due under Section 6(a)(i) through Section 6(a)(iv) hereof to be paid within sixty (60) days following the Termination Date, or such earlier date as may be required by applicable law): (i) any earned but unpaid Base Compensation through the Termination Date; (ii) reimbursement for any unreimbursed business expenses incurred through the Termination Date; (iii) any accrued but unused PTO in accordance with Company policy; and (iv) any other accrued and vested payments, benefits or fringe benefits to which Executive is entitled under the terms of any applicable compensation arrangement, benefit or fringe benefit plan or program (collectively, the “Accrued Amounts”).

(b) Continued Compensation Upon Termination Without Cause or For Good Reason. In the event of the termination of Executive’s employment by the Company without Cause or by Executive for Good Reason and subject to Section 7, in addition to the Accrued Amounts, Executive shall be entitled to the following continued compensation (the “Continued Compensation”): (i) continuation of Executive’s then Base Compensation for the period of twelve (12) months from the Termination Date (the “Severance Period”), payable as and when those amounts would have been payable had the Employment Term not ended, except as provided below in this Section 6(b); (ii) any unpaid Bonus from a prior year; (iii) an amount equal to Executive’s prior year’s Bonus; and (iv) subject to Executive’s timely election to continue the group health plan benefits provided to Executive and his or her covered dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 and any applicable state or local equivalents (together, “COBRA”), the Company shall pay the same portion of premiums that it pays for active employees for the same level of group health plan benefits under those Company group health plans that are subject to continuation under COBRA as in effect on the Termination Date, for the Severance Period, unless Executive commences employment with any person or entity and thereby becomes eligible for health insurance benefits, in which case the Company’s obligations to pay toward COBRA continuation premiums shall cease. Executive shall be responsible for paying the remaining portion of the premiums for such coverage as if Executive remained employed, which payment shall be deducted from the payments pursuant to clause (i) above. Executive shall promptly notify the Company if Executive accepts employment pursuant to which Executive is eligible for health insurance benefits during the Severance Period. Executive shall also respond fully and promptly to any reasonable inquiry by the Company related to the subject of eligibility for health insurance benefits through employment during any portion of the Severance Period. Notwithstanding the foregoing, if the Company determines at any time that its payments pursuant to this clause (iv) may be taxable income to Executive, it may convert such payments to payroll payments directly to Executive on the Company’s regular payroll dates, which shall be subject to tax-related deductions and withholdings. Subject to Section 7, the Continued Compensation pursuant to clauses (ii) and (iii) shall be paid and the Continued Compensation pursuant to clause (i) shall commence to be paid within sixty (60) days following the Termination Date, provided, however, that if the sixty (60)-day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”), shall begin to be paid in the second calendar year by the last day of such sixty (60)-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Termination Date.

(c) Continued Compensation for Death or Disability. If Executive’s employment terminates as a result of Executive’s death or Disability, in addition to the Accrued Amounts, Executive shall be entitled to a (i) lump sum payment equal to the sum of (A) twelve (12) months of Base Compensation and (B) the prior year’s Bonus (prorated for the portion of the year worked); plus (ii) continuation of the health benefits provided to Executive and his or her covered dependents, pursuant to COBRA and any applicable state or local equivalents, under the Company health plan as in effect from time to time after the Termination Date, at the Company’s sole premium cost, for a period of twelve (12) months.

(d) Full and Complete Satisfaction. The amounts payable to Executive pursuant to Section 6(a)-(c) hereof following Executive’s termination of employment and the Employment Term shall be in full and complete satisfaction of Executive’s rights under this Agreement and any other claims that Executive may have in respect of Executive’s employment with the Company Entities, and Executive acknowledges that such amounts are fair and reasonable and are Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of Executive’s employment hereunder or any breach of this Agreement. For the avoidance of doubt, termination of Executive’s employment under this Agreement shall not have any consequences upon the equity or other interests in the Company Entities held by Executive or Executive’s Affiliates or family members, and such consequences, if any, shall only be as expressly set forth in any other agreements with Executive specifically governing such equity or other interests.

7. Release; Continued Compliance. The Continued Compensation will only be payable if Executive complies with all terms and conditions of this Agreement (including Exhibit A hereto) and (a) Executive executes and delivers to the Company a customary general release of claims in the form provided by the Company (the “Release”) within forty-five (45) days or twenty-one (21) days (as may be applicable under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act) following the Termination Date, and (b) thereafter does not revoke Executive’s consent to such Release within the time period prescribed therein; provided, however, that in no event shall the timing of execution (and non-revocation) of the Release, directly or indirectly, result in Executive designating the calendar year of payment, and if a payment that is subject to execution (and non-revocation) of the Release could be made in more than one taxable year, payment shall be made in the later taxable year. As a further condition to the receipt of the Continued Compensation, upon any termination of employment, unless otherwise requested by the Company’s Executive Committee, Executive shall immediately resign from any officer, consultant, trustee or similar positions Executive holds with the Company or any of the Company Entities. In no event shall the Release require Executive to release Executive’s rights under the Equity Incentive Plan.

8. Restrictive Covenants. The parties agree that the restrictive covenants set forth in Exhibit A hereto (the “Restrictive Covenants”) are incorporated herein by reference and shall be deemed to be fully contained herein. Executive understands, acknowledges and agrees that the Restrictive Covenants apply during (a) Executive’s employment with the Company and (b) the specified periods following the Termination Date.

9. Assignment. This Agreement, and all of the terms and conditions hereof, shall bind the Company and its successors and assigns and Executive and Executive’s heirs, valid assigns, executors and administrators. No transfer or assignment of this Agreement shall release the Company from any obligation to Executive hereunder. The Company may assign the rights and obligations of the Company hereunder, in whole or in part, to any of the Company Entities, or to any other successor or assign in connection with the sale of all or substantially all of the Company’s assets or equity or in connection with any merger, acquisition and/or reorganization, provided the assignee assumes the obligations of the Company hereunder.

10. Tax Withholding. The Company shall be entitled to withhold such federal, state and local taxes and make other deductions as may be required pursuant to any applicable law or regulation or which Executive requests the Company to take.

11. Section 409A. To the extent applicable, the intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”); and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(a) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive and (ii) the date of Executive’s death, solely to the extent required to prevent the imposition of the 20 percent additional tax imposed as a result of the application of Section 409A(a)(2)(B)(i) of the Code. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 11(a) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(b) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (i) all expense or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive; (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (iii) no such, expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(c) For purposes of Code Section 409A, Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment or benefit under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

12. Section 4999. If any payments, rights or benefits (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement of Executive with the Company or any person affiliated with the Company) (the “Payments”) received or to be received by Executive will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), then the Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax, but only if, by reason of such reduction, the net after-tax benefit received by Executive shall exceed the net after-tax benefit that would be received by Executive if no such reduction was made. The process for calculating the Excise Tax, and other procedures relating to this Section 12, are set forth in Exhibit B attached hereto. For purposes of making the determinations and calculations required herein, the Accounting Firm (as defined in Exhibit B) may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The parties agree that the provisions set forth in Exhibit B hereto are incorporated herein by reference and shall be deemed to be fully contained herein.

13. Indemnification. Executive shall be entitled to indemnification pursuant to the governing documents of the Company, including any Articles or Certificate of Incorporation or other policy. Holdings or the Company shall also maintain a Directors and Officers insurance policy during the Employment Term which names Executive as an insured person and includes tail coverage in accordance with industry practices.

14. General.

(a) Notices. Any notices provided hereunder must be in writing and shall be deemed effective (i) on the day of personal delivery; (ii) the following business day if such day of delivery is not a business day or if delivery is by recognized overnight courier; or (iii) with respect to e-mail, on the day of confirmation of receipt of such e-mail, in each case, to the recipient at the address indicated below, or to such other address or to the attention of such other person as the recipient party may have specified by prior written notice to the sending party:

To the Company:

Alvarium Tiedemann Holdings, Inc.

520 Madison Avenue, 21st Floor

New York, NY 10022

Attention: Michael Tiedemann

Email: mt@tiedemannadvisors.com

To Executive:

At the location set forth in the Company’s records.

(b) Reasonableness of Restrictions; Severability; Reformation. The Company and Executive expressly agree that the restrictions contained in this Agreement (including Exhibit A) (i) are reasonable and lawful, (ii) will not unnecessarily or unreasonably restrict Executive’s professional business opportunities should Executive cease to be an employee of the Company or any of the Company Entities and (iii) are no broader than necessary to protect the goodwill, confidential information, proprietary information, trade secrets and other legitimate business interests of the Company or any of the Company Entities. However, if any provision of this Agreement shall be held or deemed to be invalid, illegal or unenforceable in any jurisdiction for any reason, the invalidity of that provision shall not have the effect of rendering the provision in question unenforceable in any other jurisdiction or in any other case or of rendering any other provisions herein unenforceable, but the invalid provision shall be substituted with a valid provision that most closely approximates the intent and the economic effect of the invalid provision and that would be enforceable to the maximum extent permitted in such jurisdiction or in such case. If it is determined by a court of competent jurisdiction in any state that any restriction in this Agreement (including Exhibit A) is excessive in duration or scope or is unreasonable or unenforceable under applicable law, the parties agree to modify such restriction so as to render it enforceable to the maximum extent permitted by the laws of that state.

(c) Defend Trade Secrets Act Notice. Executive is hereby notified in accordance with the Defend Trade Secrets Act that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.” Nothing in this Agreement (including this Exhibit A) is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

(d) Whistleblower Protection. Notwithstanding anything to the contrary, no provision of this Agreement (including Exhibit A) will be interpreted so as to impede Executive (or any other individual) from exercising Executive’s “Whistleblower Rights” which shall include: (i) making any disclosure of relevant and necessary information or documents in any action, investigation or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; (ii) participating, cooperating or testifying in any action, investigation or proceeding with, or providing information to, any governmental agency, legislative body or any self-regulatory organization, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress and any agency

Inspector General; (iii) accepting any U.S. Securities and Exchange Commission Awards; or (iv) making other disclosures under the whistleblower provisions of federal law or regulation. In addition, nothing in this Agreement or any other agreement or Company policy prohibits or restricts Executive from initiating communications with, or responding to any inquiry from, any administrative, governmental, regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive will not be required to notify the Company that such reports or disclosures have been made.

(e) Entire Agreement. This Agreement (including Exhibit A and Exhibit B) constitutes the final, complete and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and supersedes and preempts any prior or contemporaneous understandings, agreements or representations by or between the parties, written or oral. This includes any agreements or understandings with the Company or any of Company Entities, which Executive agrees and acknowledges are hereby terminated and have no further force or effect.

(f) Counterparts. This Agreement may be executed in separate counterparts, either of which need not contain signatures of more than one party, but both of which taken together will constitute one and the same agreement. A faxed, .pdf-ed or electronic signature shall operate the same as an original signature and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

(g) Amendments. No amendments or other modifications to this Agreement may be made except by a writing signed by each party hereto. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement.

(h) Survivorship. The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein (including, without limitation, the Restrictive Covenants provided in Section 8 hereof and Exhibit A hereto) shall survive the Termination Date.

(i) Waiver. The waiver by either party of the other party’s prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the failure by any party hereto to exercise any right or remedy which such party may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(j) Captions. The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof.

(k) Arbitration; Exclusive Jurisdiction; Waiver of Jury Trial. If any dispute arises concerning this Agreement, the interpretation of the terms of this Agreement or otherwise relating in any way to the terms and conditions of Executive’s employment or its termination, including any claim based on any statute, whether alleging discrimination or any other statutory violation, the parties agree to submit the dispute to arbitration, except with respect to claims that are required to be brought before an administrative agency as provided by law. Such arbitration will be in New York, New York, before a neutral arbitrator at JAMS (selected from a list provided by JAMS) pursuant to its Employment Arbitration Rules & Procedures. For interim injunctive relief, it is agreed that any court of competent jurisdiction may also entertain an application by either party. Any award of the arbitrator shall be final and binding, subject only to such right of review that may lie under applicable state or federal law. In the event of any court proceeding to challenge or enforce an arbitrator’s award, the parties hereby consent to the exclusive jurisdiction of the Delaware Court of Chancery or, if such court shall not have jurisdiction, any federal or state court located in the State of Delaware and agree that such courts are not an inconvenient forum. Executive hereby agrees that the existence of any such arbitration as well as any decision, award or settlement and the terms thereof shall be confidential and shall not be disclosed to any third party except as required by law, to Executive’s immediate family and to Executive’s tax, accounting and legal advisors, provided that Executive secures the agreement of such individuals to keep such information confidential. To the extent any award is subject to confirmation or vacatur proceeding, Executive agrees to seek permission to file it under seal. The parties hereby agree that this arbitration clause shall be governed by and construed under the Federal Arbitration Act. EXECUTIVE AND THE COMPANY HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT, POWER OR REMEDY UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT.

(l) Governing Law; Equitable Remedies. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF).

(m) Third Party Beneficiaries. Except as expressly provided herein, nothing in this Agreement shall confer any rights or remedies upon any person, other than the parties hereto and any and all of Executive’s heirs, successors, valid assigns, executors and administrators.

(n) Legal Advice. Executive acknowledges that Executive has had the opportunity to consult with legal counsel of Executive’s choosing, at Executive’s own expense, in connection with Executive’s decision to enter this Agreement.

15. Definitions. For purposes of this Agreement:

(a) “Affiliate” means an affiliate of the Company (or other referenced entity, as the case may be) as defined in Rule 405 promulgated under the Securities Act of 1933, as amended.

(b) “Board” means the board of directors of Holdings.

(c) “Cause” means Executive’s (i) willful or deliberate failure to perform Executive’s duties required hereunder; (ii) material breach of a term of this Agreement; (iii) breach of fiduciary duty, dishonesty, willful misconduct or fraud in connection with any aspect of Executive’s employment, including in respect of any representations made by Executive in this Agreement, (iv) gross negligence in the performance of Executive’s duties required hereunder; (v) a violation of banking or securities industry laws, rules or regulations that constitutes a serious offense or that could or does result in a significant fine; (vi) indictment or the substantial equivalent for, conviction of or a plea of guilty or nolo contendere to (A) any felony or (B) a misdemeanor involving moral turpitude; (vii) engaging in willful conduct materially injurious to the business, reputation or goodwill of the Company or any of the Company Entities; or (viii) any material violation of policies, practices or standards of behavior of the Company or any of the Company Entities (including those set forth in any Employee Handbook, Compliance Manual, or Code of Ethics). Notwithstanding the foregoing, in respect of subsections (ii) and (viii), Executive shall have ten (10) business days following written notice from the Company to cure the circumstances giving rise to Cause, provided that in the good faith judgment of the Company, such circumstances are non-recurring and susceptible to cure.

(d) “Company Entities” means Holdings, its Subsidiaries and Affiliates.

(e) “Disability” means any physical or mental incapacity which prevents Executive from carrying out the essential functions of Executive’s position or positions under this Agreement, with or without reasonable accommodation, for any period of one hundred twenty (120) consecutive days or any aggregate period of one hundred eighty (180) days in any twelve (12) month period (the “Measurement Period”). For the avoidance of doubt, Executive shall be considered to be unable to perform the essential functions of Executive’s position or positions under this Agreement for the Measurement Period if the Executive is expected to a reasonable degree of medical certainty to be unable to perform the essential functions of Executive’s position or positions with or without reasonable accommodation for the Measurement Period. If any question shall arise as to whether during any period the Executive is unable to perform the essential functions of Executive’s position or positions with or without reasonable accommodation for the Measurement Period, Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom Executive has no reasonable objection as to whether Executive is so unable to perform or how long such inability to perform is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on Executive. Nothing in this Agreement shall be construed to waive Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(f) “Good Reason” shall mean the occurrence of any of the following events without Executive’s consent:

(i)	a material reduction in Executive’s Base Compensation, except as permitted under Section 3(c) above;

(ii)

a relocation of Executive’s primary place of employment such that the driving distance from Executive’s primary residence to the primary place of employment increases by more than twenty-five (25) miles; or

(iii)	the material breach of this Agreement by the Company;

provided, however, that “Good Reason” shall not exist unless Executive has first provided written notice to the Company of the initial occurrence of one or more of the conditions under clauses (i) through (iv) above within thirty (30) days of the condition’s initial occurrence, such condition is not remedied by the Company within thirty (30) days after the Company’s receipt of written notice from the Executive, and Executive’s Termination Date as a result of such event occurs within ninety (90) days after the initial occurrence of such event.

(g) “Subsidiary” means a subsidiary of the Company (or other referenced entity, as the case may be) as defined in Rule 405 promulgated under the Securities Act of 1933, as amended.

[Signature page follows]

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

ALVARIUM TIEDEMANN HOLDINGS, INC.

By:	/s/ Michael Tiedemann
Name:	Michael Tiedemann
Title:	CEO

TIEDEMANN ADVISORS, LLC

By:	/s/ Michael Tiedemann
Name:	Michael Tiedemann
Title:	CEO

/s/ Kevin Moran
KEVIN MORAN

Exhibit A

Restrictive Covenants

1. Non-Competition. During Executive’s employment and for one (1) year following the Termination Date, Executive shall not, without the prior written consent of the Company, and other than in connection with the Company’s business, directly or indirectly, (a) engage in any business activity that competes with any of the Company Entities, or (b) sponsor, advise, promote, manage, own any interest in, control or render services to any Person who provides, or is preparing to provide, investment advisory services to another Person in exchange for compensation, in each case, that competes with (i) a business line of the Company Entities as of the Termination Date or (ii) a business line that Executive knows or should know has been planned, as of the Termination Date, to be implemented within the twelve (12) month period following the Termination Date. Executive undertakes not to intentionally circumvent or attempt to circumvent Executive’s obligations hereunder or otherwise to limit the effect of any provision of this Exhibit A.

2. Non-Solicitation; Non-Interference.

(a) During Executive’s employment and for two (2) years following the Termination Date, Executive shall not, without the prior written consent of the Company, directly or indirectly, in any manner or capacity (other than for the sole benefit of the Company Entities, employ, engage, attempt to employ or engage, assist in hiring recruit or otherwise solicit, induce or influence any Person who is an employee of any of the Company Entities (“Company Personnel”) or recruit or otherwise solicit, induce or influence any Company Personnel to leave employment with the Company Entities; provided, that nothing contained in this Section 2 shall prohibit Executive, after the Termination Date, from (i) making any solicitation through the use of general advertising in newspapers, publications, the internet or other media of general circulation not directed or targeted at Company Personnel, (ii) making any solicitation or hiring of any administrative or executive assistants who were working for Executive immediately prior to the Termination Date or (iii) the taking of any action with respect to any former Company Personnel, if such former Company Personnel has otherwise not been employed or engaged by the Company Entities for at least six (6) months prior to the action and was not (A) induced to terminate his or her employment with, or service to, the Company Entities or (B) solicited for hire or engagement, in either case of (A) or (B), directly or indirectly by Executive prior to the expiration of such six (6) month period.

(b) During Executive’s employment and for two (2) years following the Termination Date, Executive shall not, without the prior written consent of the Company, directly or indirectly, in any manner or capacity (other than for the sole benefit of the Company Entities), (i) solicit the business of any Clients or Prospective Clients of the Company Entities or (ii) either singly or with others, engage or propose to engage in the acquisition of any Prospective Portfolio Investments (as defined below), in each case, with which (or with whom) Executive first had material contact during employment with any Company Entity or predecessor or as to which (or whom) Executive has accessed or otherwise learned Confidential Information (as defined below). For purposes of this Section 2(b), (A) “Client” means any person, firm, corporation or other

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organization whatsoever for whom any Company Entity has provided investment advisory services and with respect to whom Executive, individuals reporting to Executive or individuals over whom Executive had direct or indirect responsibility had personal contact or dealings on a Company Entity’s behalf during the one (1) year period immediately preceding Executive’s Termination Date; (B) “Prospective Client” means any person, firm, corporation or other organization whatsoever with whom any Company Entity has had any negotiations or discussions regarding the possible investment in any investment vehicle or account managed or advised by any of the Company Entities (a “Company Fund”) within the three (3) month period immediately preceding Executive’s Termination Date and with respect to whom Executive, individuals reporting to Executive or individuals over whom Executive had direct or indirect responsibility had personal contact or dealings on the Company’s behalf during such three (3) month period; and (D) “Prospective Portfolio Investment” means any prospective portfolio investments of any Company Funds that, to Executive’s knowledge, were in process or under active consideration by any of the Company Entities as of Executive’s Termination Date.

(c) During Executive’s employment and for two (2) years following the Termination Date, Executive shall not, without the prior written consent of the Company, directly or indirectly, in any manner or capacity, induce or encourage any investor in a Company Fund to seek to have its capital commitment to such Company Fund reduced, or to terminate or diminish its business relationship with the Company of any of the Company Entities.

3. Notice Period. Executive agrees to provide at least one hundred eighty (180) days’ prior written notice in advance of resigning or retiring from the Company (the “Notice Period”), unless such resignation is for Good Reason following the completion of the applicable cure period, in which event the Notice Period shall be at least fourteen (14) days. During the Notice Period, Executive will continue to be an employee of the Company and shall remain subject to the terms of this Agreement, and all Company policies and procedures. In no event may Executive perform services of any kind for any other employer during the Notice Period. During the Notice Period, the Company may, in its sole discretion, remove any duties assigned to Executive, assign Executive other duties, require Executive to remain away from the Company’s place of business, or waive some or all of the Notice Period and consider Executive’s resignation effective immediately, or on some date prior to the expiration of the Notice Period. During the effective duration of the Notice Period, and provided that Executive continues to act in a manner consistent with Executive’s obligations as an employee of the Company, Executive will continue to be paid at Executive’s then current Base Compensation rate and participate in benefit plans for Company employees in comparable positions, subject to continued eligibility under the terms of such benefit plans, but Executive shall not be entitled to any other payments of any kind.

4. Confidentiality.

(a) During the Employment Term and thereafter, Executive shall not disclose, communicate or use any Confidential Information, other than in the course of Executive’s performance of Executive’s duties and responsibilities to the Company Entities (except as provided in Sections 14(c) and 14(d) of the Agreement to which this Exhibit A is attached).

(b) “Confidential Information” includes, but is not limited to, financial and operational information and data regarding the Company and the Company Entities and any

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Company Fund; investor or client lists or other contact or personal information for current and former investors or clients and prospective investors or clients, including information relating to any of their representatives or investors; contact or other information relating to investors or clients or prospective investors or clients of the Company or any of the Company Entities; account and portfolio information; proprietary software, models, processes, discoveries, inventions, strategies, know-how, and the like; track record and performance data of the Company or any fund, account or subset of assets in any such fund or account, whether managed individually or collectively (the “Track Record”), in addition to any underlying portfolio information that could support any Track Record such as investment performance data, profit and loss statements, liquidity analyses, risk reports, exposure analyses, position information and details, investment strategies and the like; internal analyses, management information reports and worksheets such as marketing and business plans, profit margin studies and compensation; accounting information, including financial statements of the Company and the Company Entities; personal and financial information pertaining to current and former employees, partners, members, officers or directors of the Company and the Company Entities; and any information provided to the Company under an obligation of confidentiality. For the avoidance of doubt, Executive acknowledges and agrees that the Company is and shall remain the sole and exclusive owner of all rights, title and interest in any Track Record, and that Executive shall take all reasonable actions and cooperate as necessary to protect and preserve the Company’s ownership of and proprietary rights to any Track Record.

(c) Executive agrees to comply with all codes of conduct, compliance manuals and policies of the Company Entities provided to Executive in writing for purposes of handling material, non-public information during the course of Executive’s employment with the Company.

(d) Executive hereby agrees to deliver to the Company promptly following the Termination Date, or at any other time upon request by the Company, all property and equipment of the Company or any of the Company Entities of any kind in Executive’s possession including, but not limited to, computer equipment (hardware and software), documentation of any sort and however stored (including Confidential Information as defined herein), identification cards, credit cards, cellular telephones, iPhone or similar device, magnetic key cards and the like. Executive shall also provide to the Company with all log-in, password, account and other information of any kind for any documents, programs, accounts or other password protected materials of any kind in Executive’s possession or control that relate to the business of the Company.

(e) Except as provided in Sections 14(c) and 14(d) of the Agreement to which this Exhibit A is attached, if Executive receives a subpoena or other legal process that would or may require the disclosure of Confidential Information or any Company Entity’s documents or information, Executive must notify the Company promptly following his or her receipt of such process.

5. Intellectual Property; Company Work Product.

(a) For purposes of this Exhibit A:

(i)	“Intellectual Property” means all: (A) patents, patent applications and patent disclosures; (B) trademarks, service marks, trade dress, trade names, logos, corporate names, Internet domain names and

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registrations and applications for the registration thereof, together with all of the goodwill associated therewith; (C) copyrights and copyrightable works (including, without limitation, mask works, computer software, source code, object code, data, databases and documentation relating thereto (collectively, “Software”)), and registrations and applications for the registration thereof; (D) trade secrets and other Confidential Information (whether or not patentable), including, without limitation, inventions, discoveries, developments, improvements, know-how, ideas, concepts, products, devices, systems, processes, methods, business methods, techniques, strategies, formulas, compositions, equations, algorithms, rules, protocols, Software, research and development information, data, drawings, specifications, flowcharts, schematics, programmer notes, designs, proposals, plans, financial and marketing plans, track record (i.e., investment performance of accounts) and customer, partner and vendor lists and information; (E) other similar proprietary rights; and (F) copies and tangible embodiments thereof (in whatever form or medium); and

(ii)

“Company Work Product” means Intellectual Property that is conceived, developed, made or reduced to practice by Executive, alone or jointly with others, during the term of Executive’s employment with the Company Entities, and: (A) by using equipment, supplies, facilities or information of any Company Entity (other than use of Executive’s mobile device, tablet or personal computer, and not relating to the current or anticipated business activities of the Company Entities); (B) arises out of Executive’s employment by the Company Entities; or (C) arises out of any of the Company Entities’ current or anticipated business activities; provided, however, that Company Work Product will not include any Intellectual Property that Executive cannot be required to assign by law.

(b) Executive acknowledges and agrees that the Company shall own all right, title and interest in and to all Company Work Product, including, without limitation, any right to collect for past damages for the infringement or unauthorized use of Company Work Product. To the extent that any Intellectual Property that forms part of the Company Work Product does not automatically, by operation of law, vest in the Company, Executive hereby irrevocably transfers and assigns to the Company (or, to the extent not transferable, waives) all right, title and interest in and to such Intellectual Property for all forms and media, whether or not now existing, throughout the world, including, without limitation, any right to collect for past damages for the infringement or unauthorized use of such Intellectual Property and waives, to the fullest extent permitted by law, all of Executive’s “moral rights” with respect to such Intellectual Property.

(c) Without limiting Executive’s obligations under any other provision of this Exhibit A, Executive hereby agrees to disclose to the Company promptly and fully, maintain adequate and current records of and comply with the Company’s policies regarding record keeping

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(as such policies may be created and amended from time to time) for any and all material Company Work Product. Such records shall be and shall remain the exclusive property of the Company and shall be made available promptly to the Company at any time upon request of the Company.

(d) Executive shall not disclose to any Company Entity, use in its business or cause any Company Entity to use any information or material that is confidential to any third party (other than where a right or permission to do so has been secured from the applicable third party), nor shall Executive incorporate into any Company Work Product any Intellectual Property of any third party, unless such incorporation has been authorized in writing by the Company. Executive hereby represents and warrants that Executive is not party to any agreement currently in effect (other than with respect to surviving confidentiality obligations) that obligates Executive to grant, assign or license to any party (other than the Company Entities) any interest in Intellectual Property conceived, developed, made or reduced to practice by Executive, or which would otherwise inhibit Executive from fulfilling Executive’s obligations herein.

(e) During the Employment Term and thereafter, upon the request of any Company Entity, Executive will promptly provide cooperation and assistance to the Company and its successors, assigns or other legal representatives or any other Company Entity, at the Company’s expense (such assistance and cooperation including, without limitation, the execution and delivery of any and all affidavits, declarations, oaths, exhibits, assignments, powers of attorney or other documentation as may be reasonably required): (i) in obtaining and/or perfecting ownership and control over Intellectual Property included in Company Work Product; (ii) in the preparation and prosecution of any applications for, or registration of, any Intellectual Property included within Company Work Product; (iii) in the prosecution or defense of, or other participation in, any court or patent office proceedings, including, without limitation, any interference, opposition, reexamination, reissue, litigation or other proceedings, that may arise in connection with Company Work Product, including, without limitation, producing documents or providing testimony relating to Company Work Product, and assisting the Company to obtain such documents or testimony; and (iv) in obtaining any additional patents or other protection that the Company may deem appropriate and that may be secured under the laws now or hereafter in effect in any country.

(f) Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as Executive’s agents and attorneys-in-fact to act for and on Executive’s behalf and instead of Executive, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts to further the purposes set forth above in Section 5, including, without limitation, the perfection of assignment and the prosecution and issuance of patents, patent applications, copyright applications and registrations, trademark applications and registrations or other rights in connection with such inventions and improvements thereto with the same legal force and effect as if executed by Executive, in each case, exercisable solely where Executive is deceased or incapacitated or otherwise has not fulfilled his or her obligations hereunder in a reasonably timely manner after written request from the Company.

6. Non-Disparagement. Executive agrees that Executive will not at any time, during or after Executive’s employment, disparage, criticize or ridicule the Company or any of the Company Entities or current or former officers, directors or employees of the Company, to any individuals or entities with whom the Company or any of the Company Entities, has or may have

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a business relationship or to any third party in the financial services community; provided, however, that this shall not apply to critical statements that are made reasonably and appropriately in the course of Executive’s good faith performance of Executive’s responsibilities. Further Executive agrees that Executive will not make any negative public comments regarding the Company or any of the Company Entities or current or former officers, directors or employees of the Company or Company Entities, by way of news interviews, posting comments on, or publishing internet blogs or webpages (whether or not done anonymously), or publishing and/or circulating any other form of media, or the expression of Executive’s personal views, opinions or judgments to the media, internet blogs or webpages, or otherwise (whether or not done anonymously). Nothing in this Section 6 or elsewhere in this Agreement shall prohibit Executive from providing truthful and complete information (a) in response to a subpoena, in testifying in any action or proceeding, or in connection with any regulatory inquiry, (b) as required or protected by law rule or regulation, or (c) in pursuing Executive’s Whistleblower Rights, including communicating directly with a Governmental Agency or self-regulatory organization regarding a potential securities law violation without notice to the Company.

7. Cooperation. Executive agrees to cooperate fully both during Executive’s employment and after the termination of Executive’s employment for any reason in all respects with the Company and the Company Entities in connection with any and all existing or future claims, investigations, arbitrations, proceedings, litigations or examinations involving any of the Company Entities which relate to Executive’s service. This shall include, without limitation, making Executive available on reasonable notice for interviews and other communications with in-house and outside counsel acting on behalf of the Company or any Company Entity in connection with any such matter and appearing without a subpoena for a deposition or to give testimony in any hearing, trial or arbitration at the request of the Company. The Company shall reimburse Executive for reasonable travel and related expenses incurred in connection with any requests for cooperation hereunder upon presentation of satisfactory documentation.

8. Permitted Activities. Notwithstanding anything herein to the contrary, this Exhibit A shall not limit or otherwise restrict the following activities, to the extent such activities do not interfere in any material respect with Executive’s role and responsibilities at the Company Entities or conflict with the interests of any Company Entity: (a) the activities of Executive’s family members (to the extent not acting at the direction of or on behalf of Executive in breach of this Exhibit A), (b) Executive owning in a passive capacity up to five percent (5%) of the outstanding equity interests of (i) any publicly traded class of equity or debt securities registered under the Securities Exchange Act of 1934, as amended, or (ii) a third party investment fund that is not controlled by Executive (including by way of any investment consent rights over actions taken by such investment fund), in each case, so long as such ownership does not create any conflict of interest with Executive’s duties hereunder, (c) Executive making any investment, engaging in any activities or otherwise taking any action related to bona fide charitable, non-profit, philanthropic, community, literary and artistic activities (including joining or participating in the activities or serving on the board of any bona fide non-profit organization or trade or industry group or association) or (d) Executive providing investment advice to Executive’s family members or being actively involved in Executive’s Family Office, if applicable (as defined below), so long as such activities are (i) not inconsistent with the restrictions set forth in Section 1 and Section 2 hereof, (ii) such investments are made in accordance with the Company’s compliance and trade reporting policies and (iii) such investments do not include a diversion of an investment opportunity

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presented to Executive in Executive’s capacity as an executive with the Company. For the purposes of this Section 8, “Family Office” means the organization responsible for the day-to-day administration and management of Executive’s and/or one or more of Executive’s family member’s financial and personal affairs (whether exclusively or on a collective basis with the financial and personal affairs of a limited number of friends and family and/or other Company professionals), which may include, but is not limited to, wealth management, making and managing of investments, tax planning, estate planning and philanthropic endeavors, and includes any entity which holds the personal investments of Executive or Executive’s family members; provided that Executives does not receive any investment advisory-related fees or other fees (excluding any cost allocation or expense reimbursement), directly or indirectly, from any investors in the Family Office.

9. Incorporation. For the avoidance of doubt, this Exhibit A is incorporated in the Executive Employment and Restrictive Covenant Agreement, dated as of January 3, 2023, by and among Holdings, TA, and Executive, and the terms of Section 14 thereto shall apply to this Exhibit A.

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EXHIBIT B

EXCISE TAX RULES AND PROCEDURES

1. Either the Company or Executive may request that a determination be made under Section 12 of this Agreement. All determinations required to be made under Section 12 of this Agreement and this Exhibit B shall be made by a public accounting firm (the “Accounting Firm”) selected and paid by the Company. The Accounting Firm shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the event that results in the potential for an excise tax liability for Executive, which could include but is not limited to a change in control and the subsequent vesting of any cash payments or awards, or Executive’s termination of employment, or such earlier time as is required by the Company. Any such determination by the Accounting Firm shall be binding upon the Company and Executive.

2. If the Accounting Firm determines that one or more reductions are required under Section 12 of this Agreement, the Accounting Firm shall also determine which Payments shall be reduced to the minimum extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, and the Company shall pay such reduced amount to Executive. The Accounting Firm shall make any reductions required under Section 12 of this Agreement in a manner intended to maximize the net after-tax amount payable to Executive, and to such Payments as may be agreed to by Executive, and/or the later deferral of payment of such Payments, to the extent consistent with Code Sections 409A and 457A, to the extent applicable, and upon such terms as agreed to by Executive, and any such determinations shall make use, to the maximum extent available, of all applicable exemptions from the calculation of “parachute payments”, including “reasonable compensation” valuations in respect of all applicable non-competition covenants.

3. As a result of the uncertainty in the application of Code Sections 280G and 4999 at the time that the Accounting Firm makes its determinations under this Exhibit B, it is possible that amounts will have been paid or distributed to Executive that should not have been paid or distributed (collectively, the “Overpayments”), or that additional amounts should be paid or distributed to Executive (collectively, the “Underpayments”). If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or Executive, which assertion the Accounting Firm believes has a high probability of success, or controlling precedent or substantial authority, that an Overpayment has been made, Executive must repay to the Company, without interest, the amount of the Overpayment. If the Accounting Firm determines, based upon controlling precedent or substantial authority or related interaction with the Internal Revenue Service, that an Underpayment has occurred, the Accounting Firm will notify Executive and the Company of that determination and the amount of that Underpayment will be paid to Executive promptly by the Company.

4. The parties will provide the Accounting Firm access to and copies of any books, records, and documents in their possession as reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Exhibit B.

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5. For the avoidance of doubt, this Exhibit B is incorporated in the Executive Employment and Restrictive Covenant Agreement, dated as of January 3, 2023, by and among Holdings, TA, and Executive.

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